Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, May 2, 2018

NACCO INDUSTRIES, INC.
ANNOUNCES FIRST QUARTER 2018 RESULTS

Highlights:

•	Consolidated income from continuing operations of $8.2 million in Q1 2018 comparable to Q1 2017

•	Q1 2018 earnings of unconsolidated operations increased 4% over Q1 2017

•	Q1 2018 income before income tax at North American Coal increased on lower interest expense

Cleveland, Ohio, Wednesday, May 2, 2018 - NACCO Industries, Inc. (NYSE: NC) today announced first-quarter 2018 results. As a result of NACCO's spin-off of its housewares-related businesses in September 2017, the attached financial statements and related 2017 financial information in this news release have been reclassified to reflect the operating results of the housewares-related businesses as discontinued operations.
For the first quarter of 2018, NACCO reported consolidated revenues of $31.2 million and consolidated income from continuing operations of $8.2 million, or $1.18 per diluted share, compared with consolidated revenues of $28.3 million and consolidated income from continuing operations of $8.2 million, or $1.20 per diluted share, for the first quarter of 2017. For the quarter ended March 31, 2018, NACCO's effective income tax rate was 9%.
NACCO's consolidated Adjusted EBITDA from continuing operations for the first quarter of 2018 and the trailing twelve months ended March 31, 2018 was $12.9 million and $46.1 million, respectively. Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results as defined in the reconciliation of GAAP results to Adjusted EBITDA on page 7.
NACCO ended the first quarter of 2018 with consolidated cash on hand of $83.4 million and debt of $50.8 million, resulting in a net cash position of $32.6 million.
In February 2018, NACCO's Board of Directors authorized a stock buyback program to purchase up to $25 million of the Company's outstanding Class A common stock through December 31, 2019. The Company did not repurchase any shares during the first quarter of 2018.

Detailed Discussion of Results
North American Coal - First Quarter Results
North American Coal's deliveries for the first quarter of 2018 and 2017 were as follows:

	2018	2017
Tons of coal delivered	(In millions)
Unconsolidated operations	8.5	9.2
Consolidated operations	0.7	0.7
Total tons delivered	9.2	9.9

	2018	2017
Cubic yards of limestone delivered	(In millions)
Unconsolidated operations	1.5	0.2
Consolidated operations	7.8	7.6
Total cubic yards delivered	9.3	7.8

North American Coal reported income before income tax of $10.9 million and revenues of $31.2 million in the first quarter of 2018, compared with income before income tax of $10.6 million and revenues of $28.3 million in the first quarter of 2017. North American Coal had operating profit of $11.3 million in both the first quarter of 2018 and first quarter of 2017.
The first-quarter 2018 operating profit was comparable to 2017, as benefits from a $1.0 million reduction in the mine reclamation liability at Centennial Natural Resources and an increase in earnings at the unconsolidated operations were offset by higher operating expenses and a decrease in earnings at Mississippi Lignite Mining Company due to an increase in cost per ton delivered. The increase in earnings at the unconsolidated operations was mainly due to an increase in limestone deliveries at North American Mining’s unconsolidated operations, higher compensation at Liberty Fuels during the mine reclamation period despite the customer's decision to cease deliveries in the second half of 2017 and moderately increased earnings at other unconsolidated operations. These improved earnings were partly offset by a decrease in results at Bisti due to fewer tons delivered.  The increase in operating expenses was primarily the result of higher employee-related expenses, additional business development costs and an increase in professional fees. First-quarter 2018 income before income tax increased over the prior year first quarter primarily as a result of lower interest expense.

NACCO & Other - First Quarter
NACCO and Other, which includes the parent company operations and Bellaire Corporation, reported a loss from continuing operations before income taxes of $1.9 million in the first quarter of 2018 compared with a loss from continuing operations before income taxes of $1.8 million in the first quarter of 2017.

Consolidated Outlook
In 2018, NACCO expects consolidated income before income tax from continuing operations to decrease modestly compared with 2017 and expects an effective income tax rate in the range of 9% - 12%. The effective income tax rate is affected by items such as percentage depletion and the mix of earnings, including losses at entities with higher effective income tax rates.
Income before income tax in 2017 included $5.1 million of gains on sales of assets, mostly realized at Centennial. Excluding these gains, NACCO expects 2018 income before income tax to increase compared with the prior year primarily as a result of lower operating expenses, improved income at the unconsolidated operations and reduced interest expense. These improvements are expected to be partially offset by an anticipated substantial decrease in royalty and other income and a decrease in income at Mississippi Lignite Mining Company. Royalties on oil, gas and coal extracted by third parties are subject to changes in market forces and the activities of third parties, making it difficult to forecast whether recent high levels of income will continue.
Income from the unconsolidated operations is expected to be modestly higher in 2018 due in part to higher compensation at Liberty Fuels and increases at North American Mining's unconsolidated limestone operations as a result of new contracts signed in 2017 and increased customer demand.

Bisti Fuels, one of North American Coal's unconsolidated operations, operates the Navajo Mine, which supplies coal to the Four Corners Generating Station.  The owners of the Four Corners Generating Station are in the process of installing additional environmental controls at the plant. This installation limited the plant’s ability to take coal deliveries in the first quarter of 2018 and is expected to continue to limit deliveries in the second quarter, resulting in a reduction in coal deliveries and income in the first half of 2018 compared with 2017. Despite the anticipated lower deliveries and earnings in the first half of the year, principally in the first quarter, Bisti's full-year 2018 income is expected to be comparable to 2017, as an anticipated increase in Bisti's income in the second half of 2018 is expected to offset the decrease in the first half of the year. Once installation of this equipment is complete, this plant should enjoy the benefits of an improved environmental profile. Production at Bisti Fuels is anticipated to be 5 million to 6 million tons of coal per year when the plant is operating at expected levels, which is currently anticipated to occur in 2019.
On June 28, 2017, Southern Company and its subsidiary, Mississippi Power, suspended operations involving the coal gasifier portion of the Kemper County energy facility. Liberty Fuels, an unconsolidated operation, was the sole supplier of coal to fuel the gasifier under its contract with Mississippi Power. On February 8, 2018, Mississippi Power instructed Liberty Fuels to permanently cease all mining and delivery of lignite and to commence mine reclamation. The terms of the contract specify that Mississippi Power is responsible for all mine closure costs. Under the contract, Liberty Fuels is specified as the contractor to complete final mine closure and receives compensation for these services. The customer’s decision to close the mine does not negatively impact the 2018 earnings outlook for Liberty Fuels, but it does unfavorably affect North American Coal’s long-term earnings potential from this mine.
At the consolidated operations, Mississippi Lignite Mining Company's pre-tax income in the first half of 2018 is expected to decrease substantially from the first half of 2017, primarily as a result of an increase in the cost per ton delivered. In general, cost per ton delivered is lowest when the power plant requires a consistently high level of coal deliveries, primarily because costs are spread over more tons. Historically, periods of reduced or fluctuating deliveries, such as during planned or unplanned power plant outages or periods of fluctuating demand for electricity generated by the plant, have adversely affected Mississippi Lignite Mining Company's tons delivered, resulting in an increase in cost per ton delivered and reduced profitability. Pre-tax income in the second half of 2018 is expected to increase compared with the second half of 2017, but is not expected to fully offset the decrease from the first half of 2018. As a result, Mississippi Lignite Mining Company's full-year income is expected to decrease in 2018 compared with 2017. Customer demand in the second half of 2018 is expected to return to higher levels due to reduced plant outage days. If customer demand remains low at Mississippi Lignite Mining Company, it could continue to unfavorably affect North American Coal's 2018 and future earnings significantly.
    Centennial's pre-tax loss in 2018 is expected to be comparable to its 2017 pre-tax loss excluding gains on sales of assets of $3.1 million. Centennial will continue to evaluate strategies to optimize cash flow, including the continued assessment of a range of strategies for its remaining Alabama mineral reserves, including holding reserves with substantial unmined coal tons for sale or contract mining when conditions permit. Cash expenditures related to mine reclamation will continue until reclamation is complete, or ownership of, or responsibility for, the remaining mines is transferred.
Cash flow before financing activities is expected to decrease substantially in 2018 compared with 2017. Capital expenditures are expected to be up to $32 million in 2018, of which $2.4 million was expended in the first quarter. Planned expenditures at Mississippi Lignite Mining Company and North American Mining include expenditures for new and replacement equipment and land required for future mining. However, the timing of spending for some items could shift to later periods as capital expenditures can vary significantly in any given year based on the type of asset needed and its relative cost.
While the current regulatory environment for development of new coal projects has improved, continued low natural gas prices and growth in renewable energy sources, such as solar and wind, could unfavorably affect the amount of electricity generation attributable to coal-fired power plants over the longer term. North American Coal continues to seek opportunities for new coal mining projects, although future opportunities are likely to be very limited. In addition, North American Coal continues to pursue additional non-coal mining opportunities, principally related to its North American Mining business and elsewhere where it might provide value-added services.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, May 3, 2018 at 8:30 a.m. eastern time. The call may be accessed by dialing (844) 855-9691 (Toll Free) or (647) 689-2407 (International), Conference ID: 7186197, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 10, 2018. The online archive of the broadcast will be available on the NACCO website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that Adjusted EBITDA assists investors in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using this non-GAAP measure.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or limestone requirements, (5) weather or equipment problems that could affect deliveries to customers, (6) changes in the power industry that would affect demand for North American Coal's reserves, (7) changes in the costs to reclaim North American Coal mining areas, (8) costs to pursue and develop new mining and value-added service opportunities, (9) changes to or termination of a long-term mining contract, or a customer default under a contract, (10) delays or reductions in coal deliveries at North American Coal's mines, (11) increased competition, including consolidation within the industry, and (12) the possibility that the impact of the U.S. Tax Cuts and Jobs Act could be less favorable than current estimates.

About NACCO Industries, Inc.
NACCO Industries, Inc. is the public holding company for The North American Coal Corporation. North American Coal operates surface mines that supply coal primarily to power generation companies under long-term contracts, and provides other value-added services to natural resource companies.  In addition, its North American Mining business operates and maintains draglines and other equipment under contracts with sellers of aggregates. North American Coal’s service-based business model aligns its operating goals with customers’ objectives.  For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	March 31
	2018	2017
	(In thousands, except per share data)

Revenues	$31,200	$28,300
Cost of sales	25,776	23,742
Gross profit	5,424	4,558
Earnings of unconsolidated operations	15,555	14,955
Operating expenses
Selling, general and administrative expenses	10,627	9,520
Amortization of intangible assets	684	587
Gain on sale of assets	(53)	(400)
	11,258	9,707
Operating profit	9,721	9,806
Other expense (income)
Interest expense	646	932
Income from other unconsolidated affiliates	(315)	(308)
Closed mine obligations	379	383
Other, net, including interest income	31	(20)
	741	987
Income from continuing operations before income tax provision	8,980	8,819
Income tax provision from continuing operations	804	599
Income from continuing operations	8,176	8,220
Discontinued operations, net of tax	—	(3,242)
Net Income	$8,176	$4,978

Basic earnings (loss) per share:
Continuing operations	$1.19	$1.21
Discontinued operations	—	(0.48)
Basic earnings per share	$1.19	$0.73

Diluted earnings (loss) per share:
Continuing operations	$1.18	$1.20
Discontinued operations	—	(0.47)
Diluted earnings per share	$1.18	$0.73

Dividends per share	$0.1650	$0.2675

Basic Weighted Average Shares Outstanding	6,894	6,806
Diluted Weighted Average Shares Outstanding	6,939	6,843

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended
	March 31
	2018	2017
	(In thousands)
Revenues
North American Coal	$31,200	$28,300
Total	$31,200	$28,300

Operating profit (loss)
North American Coal	$11,282	$11,326
NACCO and Other	(1,561)	(1,520)
Total	$9,721	$9,806

Income (loss) before income tax provision
North American Coal	$10,918	$10,637
NACCO and Other	(1,938)	(1,818)
Total	$8,980	$8,819

ADJUSTED EBITDA RECONCILIATION (UNAUDITED)

	Quarter Ended
	6/30/2017	9/30/2017	12/31/2017	3/31/2018	3/31/2018 Trailing 12 Months
	(In thousands)
Net income	$6,789	$8,398	$10,172	$8,176	$33,535
Discontinued operations, net of tax	444	(5,067)	(493)	—	(5,116)
Centennial asset impairment charge	—	—	982	—	982
Income tax provision (benefit)	1,340	2,625	(3,925)	804	844
Interest expense	928	946	634	646	3,154
Interest income	(129)	14	(38)	(113)	(266)
Depreciation, depletion and amortization expense	3,243	3,157	3,187	3,397	12,984
Adjusted EBITDA from continuing operations*	$12,615	$10,073	$10,519	$12,910	$46,117

* Adjusted EBITDA from continuing operations in this press release is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA from continuing operations does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income, or as an indicator of operating performance. NACCO defines Adjusted EBITDA from continuing operations as income from continuing operations before asset impairment charge and income tax provision (benefit), plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA from continuing operations is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION (UNAUDITED)

ADJUSTED NORTH AMERICAN COAL INCOME BEFORE INCOME TAX PROVISION (BENEFIT)
	Three Months Ended
	March 31
	2018	2017
	(In thousands)
Gross profit (loss) - Centennial	$18	$(1,361)
Gross profit - other consolidated operations	2,645	3,378
Gross profit - royalty	2,814	2,575
Total gross profit	5,477	4,592
Earnings of unconsolidated operations	15,555	14,955
Operating expenses
Selling, general and administrative expenses	9,066	7,634
Amortization of intangibles	684	587
Operating profit	11,282	11,326
Other expense	364	689
Income before income tax provision	$10,918	$10,637

ROLLFORWARD OF CENTENNIAL ASSET RETIREMENT OBLIGATION (1)
	Three Months Ended
	March 31
	2018	2017
	(In thousands)
Balance at beginning of period	$15,001	$18,171
Liabilities settled during the period	(658)	(61)
Accretion expense	196	258
Revision of estimated cash flows	(961)	—
Balance at end of period	$13,578	$18,368

(1) The rollforward of Centennial's asset retirement obligation in this press release is provided solely as a supplemental disclosure with respect to the changes to the obligation including cash expenditures for mine reclamation. Liabilities settled during the period represent cash payments.